Exhibit 10.12

THIS SECONDMENT AGREEMENT (this “Agreement”) is made on the [TO BE AGREED AND ENACTED TIME OF COMPLETION OF TRANSACTION] 2024

BETWEEN:

(1)	TORO COMBINECO, INC., a Delaware corporation (“TechTarget”);

(2)	GARY NUGENT (the “Executive”); and

(3)	INFORMA SUPPORT SERVICES, INC., a Delaware corporation (“Informa”).

1.	GENERAL

1.1	The capitalized terms in this Agreement shall have the meaning set out in Schedule 1 – Definitions, unless otherwise specified.

2.	SECONDMENT TERMS

2.1

During the Secondment Period, the Executive shall be seconded to TechTarget for the purpose of performing the Services for or on behalf of TechTarget, reporting to the board of directors of TechTarget (the “TechTarget Board”) in relation to the Services.

2.2

The Executive will at all times during the Secondment Period continue to be an employee of Informa, will continue to remain a member of the Informa Group Executive Committee (“Informa ExCom”), and will report into the Group CEO of Informa Plc in relation to matters related to the Employment Agreement and Informa ExCom; provided, however, that the Executive will report to the TechTarget Board in relation to his performance of the Services and with respect to any confidential, proprietary or competitively sensitive information of TechTarget and its subsidiaries.

2.3

The Executive agrees to perform the Services from TechTarget’s offices in Newton, Massachusetts and understands and agrees that he will be required to travel from time to time to properly fulfil his obligations.

2.4	The Executive agrees to comply with TechTarget’s policies applicable to the performance of the Services in addition to complying with Informa Group policies as set out in the Employment Agreement.

2.5

During the Secondment Period, the Executive shall devote substantially all of his business time and attention to his performance of the Services; provided that the Executive may (a) serve on the board of one business corporation in a non-executive function with the prior written consent of the TechTarget Board (such consent not to be unreasonably withheld), (b) participate in charitable, civic, educational, professional, community or industry affairs, (c) manage his and his family’s personal investments and (d) conduct such activities as are customarily performed by other members of Informa ExCom.

3.	CONFIDENTIALITY AND DATA

3.1	Concurrently herewith, the Executive is entering into an agreement with TechTarget covering confidentiality obligations and restrictive covenants.

3.2

The Executive will be required to keep confidential any confidential information belonging to the Informa Group in accordance with the terms of his Employment Agreement, save for any information in respect of the Bluefin Business (as defined in the Merger Agreement) which is required to be used for the purposes of performing the Services.

3.3

The Executive acknowledges that the Informa Group may provide TechTarget with his personal data, and any personal information he or the Informa Group provides to TechTarget during the Secondment Period will be dealt with in accordance with TechTarget’s data privacy policy.

4.	COMPENSATION AND REIMBURSEMENT

4.1

During the Secondment Period, Informa shall, subject to Clause 4.5, pay the Executive’s salary, bonus and provide or make available any insurance, pension and other benefits to which he is entitled, in each case on the terms set forth in the Employment Agreement.

4.2

Notwithstanding Clause 4.1, TechTarget, through the compensation committee of the TechTarget Board (the “TechTarget Compensation Committee”), will be solely responsible for determining the Executive’s compensation during the Secondment Period and assessing the Executive’s performance in making such a determination (including with respect to any determinations of the Executive’s variable pay pursuant to Section 6 of the Employment Agreement). During the Secondment Period, other than with respect to grants of equity awards of Informa Plc, unless otherwise agreed with the TechTarget Compensation Committee, Informa shall not, and shall not permit any of its affiliates to, increase the Executive’s base or variable compensation, pay or agree to pay any additional compensation to the Executive or increase the employee benefits or rights to severance (including with respect to the definitions of Cause and Good Reason set forth in the Employment Agreement) provided to the Executive as set forth in his Employment Agreement (other than with respect to changes in benefits generally applicable to similarly situated employees of Informa).

4.3

In respect of the Secondment, the Executive will be granted equity awards by TechTarget in accordance with its normal reward cycle subject to the relevant TechTarget equity plan rules in place from time to time, with the quantum and any conditions to be determined by the TechTarget Compensation Committee. In addition, it is proposed that the Executive will be awarded a one off “welcome grant” of TechTarget restricted shares, in the form of either restricted stock or restricted stock units, with a grant value of at least 100% of the Executive’s base salary with Informa as set forth in the Executive’s Employment Agreement as of the date hereof, subject to the approval of the TechTarget Compensation Committee and subject to the relevant TechTarget equity plan rules in place from time to time. The Parties agree that the Executive may be granted equity in Informa Plc at the complete discretion of the Informa Group.

4.4

In its capacity as the Executive’s employer, Informa shall, to the extent required by law, pay all necessary employer taxes with respect to the Executive, report the Executive’s income to the appropriate tax authorities and withhold taxes from such income, subject to Clause 4.5 below.

4.5	TechTarget will reimburse to the Informa Group:

(a)

The payments and benefits set out at Clause 4.1 and any other reasonable and documented costs the Informa Group incurs in connection with the Executive’s employment by Informa during the Secondment Period and its termination (including Separation Pay as defined in the Employment Agreement, subject to the Executive signing a reasonable and customary general release of claims in favour of the TechTarget Group), provided that:

(i)	TechTarget shall not be obligated to reimburse the Informa Group for Separation Pay which becomes due as a result of

(A)	Informa’s termination of the Executive without Cause (as defined in the Employment Agreement) without the approval of the TechTarget Board prior to such termination; or

(B)

the Executive’s termination of employment for Good Reason (as defined in the Employment Agreement) unless the Executive’s termination for Good Reason is in response to an act, omission or decision by TechTarget. Where such termination is as a result of an act, omission or decision by Informa Group (including as a result of Informa’s termination of this Agreement, unless pursuant to 7.1(f) of the Secondment Agreement) then TechTarget shall not be required to reimburse the Informa Group; and

(ii)

TechTarget shall not be obliged to reimburse the Informa Group for any relocation costs associated with the Executive moving back to the UK if the Executive will continue to be employed by or recommence employment with the Informa Group.

(b)

Informa’s share, at cost, of social security taxes, unemployment taxes and any other similar government required tax, fee or levy paid, or accrued in accordance with applicable accounting requirements specifically related to the services performed by the Executive while performing the Services.

For the avoidance of doubt, TechTarget will not be required to reimburse Informa in relation to any equity grants in Informa Plc (including any taxes, fees or levies paid or accrued in connection therewith).

4.6

Informa shall promptly provide to TechTarget any information with respect to the Executive’s employment, compensation, benefits and perquisites with Informa reasonably requested by TechTarget, including in connection with its public company reporting obligations.

4.7

Notwithstanding anything to the contrary herein, TechTarget will not be required to reimburse the Informa Group in respect of any costs resulting from any amendment to the Employment Agreement not consented to in writing by the TechTarget Compensation Committee, (other than with respect to changes in benefits generally applicable to similarly situated employees of Informa).

4.8	Informa represents that it has provided to TechTarget a true and complete copy of the Employment Agreement as in effect on the date of this Agreement.

5.	TECHTARGET INDEMNIFICATION OF INFORMA; INFORMA INDEMNIFICATION OF TECHTARGET

5.1

TechTarget, to the fullest extent permitted by law, shall indemnify and hold harmless the Informa Group from and against any and all claims, liabilities, losses, damages, costs or expenses of any nature whatsoever, including legal fees and other expenses reasonably incurred, but excluding consequential damages, lost profits and punitive damages (except to the extent paid or payable to an unaffiliated third party in connection with any Claim (as defined below)) (collectively, “Liabilities”), solely to the extent arising out of or in connection with any and all actions, suits, investigations, proceedings or claims, whether arising under statute or action of a governmental entity or otherwise (“Claims”), brought by any unaffiliated third party against any member of the Informa Group (other than any Claim brought by a stockholder of TechTarget or the Informa Group (i) in its capacity as such or (ii) on behalf of TechTarget or any member of the Informa Group) in connection with any action taken or omitted by the Executive in his capacity as CEO of TechTarget (except where found by a court of competent jurisdiction to be attributable to (i) actions taken by the Executive in the course of his employment with Informa and done at the instruction of a member of the Informa Group or (ii) the gross negligence, wilful misconduct or fraud of the Informa Group or any person acting on behalf of the Informa Group). For the avoidance of doubt, instructions given to the Executive by the TechTarget Board shall not constitute being “at the instruction of a member of the Informa Group.”

5.2

Informa, to the fullest extent permitted by law, shall indemnify and hold harmless the TechTarget Group from and against any and all Liabilities, solely to the extent arising out of or in connection with any and all Claims brought by any unaffiliated third party against any member of the TechTarget Group (other than any Claim brought by any stockholder of TechTarget or the Informa Group (i) in its capacity as such or (ii) on behalf of TechTarget or any member of the Informa Group) in connection with any action taken or omitted by the Executive in his capacity as an executive of the Informa Group (except where found by a court of competent jurisdiction to be attributable to (i) actions taken by the Executive in his capacity as CEO of TechTarget or done at the instruction of TechTarget or another member of the TechTarget Group or (ii) the gross negligence, wilful misconduct or fraud of the TechTarget Group or any person acting on behalf of the TechTarget Group). For the avoidance of doubt, direct instructions given to the Executive by any member of the Informa Group (other than through its role, or through the actions of its representatives in fulfilling such role, on the TechTarget Board) shall not constitute being “at the instruction of TechTarget or another member of the TechTarget Group.”

6.	INDEMNIFICATION OF THE EXECUTIVE

6.1

Simultaneously with the execution and delivery of this Agreement, TechTarget and the Executive shall execute and deliver an Indemnification Agreement, in TechTarget’s standard form in which TechTarget agrees to indemnify the Executive for actions associated with being a director and officer to the fullest extent permitted by Delaware law. Such agreement, or a mutually agreed substitute agreement, shall remain in place at all times during the term of this Agreement.

7.	TERMINATION OF SECONDMENT AGREEMENT

7.1

This Agreement shall terminate upon the earliest to occur of: (a) the termination of the Employment Agreement by any party thereto, for any reason, (b) TechTarget or Informa serving 6 months’ written notice of termination of this Agreement, (c) TechTarget serving notice that the Agreement be terminated immediately due to a reason that would amount to Cause, as defined in the Employment Agreement, if TechTarget were the employer of the Executive, (e) the Executive ceasing to be the CEO of TechTarget and its subsidiaries for any reason or (f) the material breach by TechTarget of the terms of this Agreement, which breach has not been cured within thirty (30) days of written notice of such breach by Informa, in which case the Agreement will terminate upon written notice by Informa not later than thirty (30) days following such thirty (30)-day cure period.

7.2

Informa will notify TechTarget without unreasonable delay upon becoming aware: (a) that the Executive has given notice to terminate the Employment Agreement; or (b) that Informa intends to terminate the Employment Agreement.

8.	MISCELLANEOUS

8.1

This Agreement sets forth the entire agreement and understanding of the Parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between Informa and TechTarget concerning the Secondment.

8.2	No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this Agreement or the documents referred to herein.

8.3

Any amendments to this Agreement need to be agreed in writing by all of the parties (save for matters not relevant to the Executive’s terms, which for the avoidance of doubt will include, but is not limited to amendments to clauses 4.5, 4.6, 5, and 6.).

8.4

In the case of any conflict between this Agreement and the Employment Agreement: (i) the terms of this Agreement shall prevail in relation to the Services; and (ii) the terms of the Employment Agreement shall prevail in relation to the Executive’s employment with Informa.

8.5

The failure of any Party hereto at any time or from time to time to require performance of any of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

8.6

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

8.7	Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party.

8.8	The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.9

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.10

Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Secondment or the termination of the Secondment shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. This Clause 8.10 shall be specifically enforceable. Notwithstanding the foregoing, this Clause 8.10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Clause 8.10.

8.11

This Agreement shall be governed by and construed and enforced in accordance with federal law and, to the extent federal law incorporates state law, that law shall be the laws of the Commonwealth of Massachusetts applicable to a contract executed and performed in such state, without regard to its principles of conflicts of laws.

8.12	For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Agreement will be void ab initio with no further force or effect.

IN WITNESS WHEREOF, the undersigned have executed this Secondment Agreement as of the Effective Date.

INFORMA SUPPORT SERVICES, INC.

By:
Name:
Title:

Date:

TOROCOMBINECO, INC.,

By:
Name:
Title:

Date

GARY NUGENT

Date

SCHEDULE 1—DEFINITIONS

The following initially capitalized terms, as used in this Agreement, have the following meanings:

(a)	“Effective Date” means the date on which completion of the transactions contemplated in the Merger Agreement (as defined below) occurs;

(b)	“Employment Agreement” means the employment agreement between Informa and the Executive dated [•];

(c)	“Informa Group” means at any time, Informa Plc and each entity (other than any member of the TechTarget Group) that is a Subsidiary of Informa Plc as of such time;

(d)

“Merger Agreement” means the Agreement and Plan of Merger dated as of January 10, 2024, by and among TechTarget, Inc., Toro CombineCo, Inc., Toro Acquisition Sub, LLC., Informa Plc Informa US Holdings Limited and Informa Intrepid Holdings Inc.;

(e)	“Parties” TechTarget, the Executive and Informa individually (collectively “the “Parties”.

(f)	“Secondment” means the secondment of the Executive from Informa to TechTarget pursuant to this Agreement;

(g)	“Secondment Period” means from the Effective Date and continuing for an indefinite period thereafter subject to termination in accordance with Clause 7 of this Agreement;

(h)	“Services” means all services commensurate with the duties of a CEO of a corporation whose shares are listed and traded on Nasdaq;

(i)	“Subsidiary” has the meaning given to it in the Form of Stockholders’ Agreement attached as Exhibit III to the Merger Agreement;

(j)	“TechTarget Group” means, as of any time, TechTarget and each Subsidiary of TechTarget as of such time.